SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
----------------

SCHEDULE 13G Amendment No. 3
(Rule 13d-101)

Under the Securities Exchange Act of 1934



FRMO CORP
-----------------------------------------------------------
(Name of Issuer)


COMMON STOCK, PAR VALUE $0.01 PER SHARE
-----------------------------------------------------------
(Title of Class of Securities)


0001042017
-----------------------------------------------------------
(CUSIP Number)


February 12, 2010
-----------------------------------------------------------
(Date of Event that Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[   ] Rule 13d-1(b)
[ X ] Rule 13d-1(c)
[   ] Rule 13d-1(d)


1	NAME OF REPORTING PERSONS
	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
		LAWRENCE J. GOLDSTEIN
___________________________________________________________

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
		(a)  [ ]
		(b)  [X]
___________________________________________________________

3	SEC USE ONLY
___________________________________________________________

4 	CITIZENSHIP OR PLACE OF ORGANIZATION
		NEW YORK (USA)
___________________________________________________________






FRMO CORP. SCHEDULE 13G #3
CUSIP No. 0001042017

		5 	SOLE VOTING POWER
NUMBER OF		2,740,869
SHARES		--------------------------------------
BENEFICIALLY	6	SHARED VOTING POWER
OWNED BY		0
EACH REPORTING	--------------------------------------
PERSON WITH	7	SOLE DISPOSITIVE POWER
			2,844,082
			--------------------------------------
		8	SHARED DISPOSITIVE POWER
			0
_____________________________________________________________

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
	PERSON
		2,003,300
______________________________________________________________

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7)
	EXCLUDES CERTAIN SHARES 		[X]
___________________________________________________________

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)
		7.81%
___________________________________________________________

12	TYPE OF REPORTING PERSON
		IN
__________________________________________________________

Filing by Lawrence J. Goldstein of this statement shall not be construed as an admission that such person is, for purposes of Section 13(d) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this statement.


CUSIP No. 0001042017

1	NAME OF REPORTING PERSONS
	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Barbara J. & Lawrence J. Goldstein Do Good Foundation
	13-3915414
___________________________________________________________

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
		(a)  [ ]
		(b)  [X]
___________________________________________________________

3	SEC USE ONLY
___________________________________________________________

4 	CITIZENSHIP OR PLACE OF ORGANIZATION
		NEW YORK





FRMO CORP. SCHEDULE 13G #3
CUSIP No. 0001042017


		5	SOLE VOTING POWER
NUMBER OF			3,000
SHARES		--------------------------------------
BENEFICIALLY	6	SHARED VOTING POWER
OWNED BY		0
EACH REPORTING	--------------------------------------
PERSON WITH	7	SOLE DISPOSITIVE POWER
				3,000
			--------------------------------------
		8	SHARED DISPOSITIVE POWER
				0
_____________________________________________________________

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
	PERSON
		3,000
______________________________________________________________

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7)
	EXCLUDES CERTAIN SHARES 		[X]
___________________________________________________________

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)
		0.01%
___________________________________________________________

12	TYPE OF REPORTING PERSON
		OO________________________________________

Filing by the Barbara J. & Lawrence J. Goldstein Do Good Foundation of this statement shall not be construed as an admission that such person is, for purposes of Section 13(d) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this statement.


___________________________________________________________

1	NAME OF REPORTING PERSONS
	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
		SANTA MONICA PARTNERS, L.P.
		13-3100474
_______________________________________________________

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
		(a)  [ ]
		(b)  [X]
___________________________________________________________

3	SEC USE ONLY
___________________________________________________________





FRMO CORP. SCHEDULE 13G #3
CUSIP No. 0001042017


4 	CITIZENSHIP OR PLACE OF ORGANIZATION
		NEW YORK
___________________________________________________________


		5	SOLE VOTING POWER
NUMBER OF		700,060
SHARES		--------------------------------------
BENEFICIALLY	6	SHARED VOTING POWER
OWNED BY		0
EACH REPORTING	--------------------------------------
PERSON WITH	7	SOLE DISPOSITIVE POWER
			700,060
			--------------------------------------
		8	SHARED DISPOSITIVE POWER
			0
_____________________________________________________________

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
	PERSON
		700,060
______________________________________________________________

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7)
	EXCLUDES CERTAIN SHARES 		[X]
___________________________________________________________

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)
		1.92%
___________________________________________________________

12	TYPE OF REPORTING PERSON
		PN

Filing by Santa Monica Partners, L.P. of this statement shall not be construed as an admission that such entity is, for purposes of Section 13(G) of the Securities Exchange Act of 1934, the beneficial owner of any other securities covered by this statement.



1	NAME OF REPORTING PERSONS
	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
		SMP ASSET MANAGEMENT LLC
                42-1582561
___________________________________________________________

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
		(a)  [ ]
		(b)  [X]
___________________________________________________________





FRMO CORP. SCHEDULE 13G #3
CUSIP No. 0001042017

3	SEC USE ONLY
___________________________________________________________

4 	CITIZENSHIP OR PLACE OF ORGANIZATION
		DELAWARE
___________________________________________________________


		5	SOLE VOTING POWER
NUMBER OF		700,060
SHARES		--------------------------------------
BENEFICIALLY	6	SHARED VOTING POWER
OWNED BY		0
EACH REPORTING	--------------------------------------
PERSON WITH	7	SOLE DISPOSITIVE POWER
			700,060
			--------------------------------------
		8	SHARED DISPOSITIVE POWER
			0
_____________________________________________________________

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
	PERSON
		700,060
______________________________________________________________

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7)
	EXCLUDES CERTAIN SHARES 		[X]
___________________________________________________________

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)
		1.92%
___________________________________________________________

12	TYPE OF REPORTING PERSON
		OO (LLC)
___________________________________________________________

Filing by SMP Asset Management, LLC of this statement shall not be construed as an admission that such entity is, for purposes of Section 13(d) of the Securities Exchange Act of 1934, the beneficial owner of any other securities covered by this statement.

___________________________________________________________

1	NAME OF REPORTING PERSONS
	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
		SANTA MONICA PARTNERS II, L.P.
		48-1289758
_______________________________________________________







FRMO CORP. SCHEDULE 13G #3
CUSIP No. 0001042017

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
		(a)  [ ]
		(b)  [X]
___________________________________________________________

3	SEC USE ONLY
___________________________________________________________


4 	CITIZENSHIP OR PLACE OF ORGANIZATION
		NEW YORK
___________________________________________________________


		5	SOLE VOTING POWER
NUMBER OF		28,709
SHARES		--------------------------------------
BENEFICIALLY	6	SHARED VOTING POWER
OWNED BY		0
EACH REPORTING	--------------------------------------
PERSON WITH	7	SOLE DISPOSITIVE POWER
			28,709
			--------------------------------------
		8	SHARED DISPOSITIVE POWER
			0
_____________________________________________________________

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
	PERSON
		28,709
______________________________________________________________

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7)
	EXCLUDES CERTAIN SHARES 		[X]
___________________________________________________________

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)
		0.08%
___________________________________________________________

12	TYPE OF REPORTING PERSON
		PN

Filing by Santa Monica Partners II, L.P. of this statement shall not be construed as an admission that such entity is, for purposes of Section 13(G) of the Securities Exchange Act of 1934, the beneficial owner of any other securities covered by this statement.
___________________________________________________________

1	NAME OF REPORTING PERSONS
	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
		SANTA MONICA PARTNERS OPPORTUNITY FUND, L.P.
		56-2393841
_______________________________________________________



FRMO CORP. SCHEDULE 13G #3
CUSIP No. 0001042017

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
		(a)  [ ]
		(b)  [X]
___________________________________________________________

3	SEC USE ONLY
___________________________________________________________


4 	CITIZENSHIP OR PLACE OF ORGANIZATION
		NEW YORK
___________________________________________________________


		5	SOLE VOTING POWER
NUMBER OF		5,800
SHARES		--------------------------------------
BENEFICIALLY	6	SHARED VOTING POWER
OWNED BY		0
EACH REPORTING	--------------------------------------
PERSON WITH	7	SOLE DISPOSITIVE POWER
			5,800
			--------------------------------------
		8	SHARED DISPOSITIVE POWER
			0
_____________________________________________________________

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
	PERSON
		5,800
______________________________________________________________

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7)
	EXCLUDES CERTAIN SHARES 		[X]
___________________________________________________________

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)
		0.02%
___________________________________________________________

12	TYPE OF REPORTING PERSON
		PN

Filing by Santa Monica Partners Opportunity Fund, L.P. of this statement shall not be construed as an admission that such entity is, for purposes of Section 13(G) of the Securities Exchange
Act of 1934, the beneficial owner of any other securities
covered by this statement.
__________________________









FRMO CORP. SCHEDULE 13G #3
CUSIP No. 0001042017

1	NAME OF REPORTING PERSONS
	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
		SANTA MONICA PARTNERS ASSET MANAGEMENT, L.P.
		42-1582565

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
		(a)  [ ]
		(b)  [X]
___________________________________________________________

3	SEC USE ONLY
___________________________________________________________


4 	CITIZENSHIP OR PLACE OF ORGANIZATION
		DELAWARE
___________________________________________________________


		5	SOLE VOTING POWER
NUMBER OF		34,509
SHARES		--------------------------------------
BENEFICIALLY	6	SHARED VOTING POWER
OWNED BY		0
EACH REPORTING	--------------------------------------
PERSON WITH	7	SOLE DISPOSITIVE POWER
			34,509
			--------------------------------------
		8	SHARED DISPOSITIVE POWER
			0
_____________________________________________________________

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
	PERSON
		34,509
______________________________________________________________

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7)
	EXCLUDES CERTAIN SHARES 		[X]
___________________________________________________________

12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)
		0.1%
___________________________________________________________

13	TYPE OF REPORTING PERSON
		PN

Filing by Santa Monica Partners Asset Management, LLC of this
Statement shall not be construed as an admission that such entity is, for purposes of Section 13(G) of the Securities Exchange
Act of 1934, the beneficial owner of any other securities covered by this statement.





FRMO CORP. SCHEDULE 13G #3
CUSIP No. 0001042017

Item 1.

(a) FRMO CORP.

(b) 320 Manville Road, Pleasantville, New York 10570

Item 2. Identity and Background.

(a) This Statement is being filed by Lawrence J. Goldstein, an individual investor. Mr. Goldstein is the President of Santa Monica Partners, L.P., a New York limited partnership ("Santa Monica Partners"), Santa Monica Partners II, L.P., a Delaware limited partnership ("Santa Monica Partners II") and Santa Monica Partners Opportunity Fund, L.P., a Delaware limited partnership ("Santa Monica Partners Opportunity Fund"). He is also the sole managing member of SMP Asset Management, a Delaware limited liability company and the general partner of Santa Monica Partners ("SMP Asset Management") and the sole managing member of Santa Monica Partners Asset Management,a Delaware limited liability company and the general partner of Santa Monica Partners II and Santa Monica Partners Opportunity Fund ("Santa Monica Partners Asset Management"). Lastly,
Mr. Goldstein is Chairman of the Barbara J. and Lawrence J. Goldstein
Do Good Foundation.

(b) The principal business address of Mr. Goldstein, Santa Monica Partners, SMP Asset Management, Santa Monica Partners II, Santa Monica Partners Asset Management and the Barbara J. and Lawrence J. Goldstein
 Do Good Foundation (collectively, the "Reporting Persons") is 1865 Palmer Avenue, Larchmont, New York 10538.

(c) Lawrence J. Goldstein, New York USA, Santa Monica Partners, a
New York limited partnership, SMP Asset Management LLC, a Delaware limited liability company, Santa Monica Partners II, a Delaware limited partnership, Santa Monica Partners Opportunity fund, a Delaware limited partnership and Santa Monica Partners Asset Management LLC, a Delaware limited liability company.

(d) Title of Class of Securities: Common Stock

(e) CUSIP: 0001042017

Item 3.
N/A

Item 4. Ownership

Lawrence J. Goldstein
(a) Amount beneficially owned: 2,003,300
 (b) Percent of class: 5.50%
 (c) Number of shares as to which the person has:
 	(i) Sole power to vote or to direct the vote: 2,740,869
(ii) Shared power to vote or to direct the vote: 0
	(iii) Sole power to dispose or to direct the disposition of: 2,844,082
	(iv) Shared power to dispose or to direct the disposition of: 0



FRMO CORP. SCHEDULE 13G #3
CUSIP No. 0001042017

Barbara J. & Lawrence J. Goldstein Do Good Foundation
(a) Amount beneficially owned: 3,000
 (b) Percent of class: 0.01%
 (c) Number of shares as to which the person has:
 	(i) Sole power to vote or to direct the vote: 3,000
(ii) Shared power to vote or to direct the vote: 0
	(iii) Sole power to dispose or to direct the disposition of: 3,000
	(iv) Shared power to dispose or to direct the disposition of: 0

Santa Monica Partners, L.P.
(a) Amount beneficially owned: 700,060
 (b) Percent of class: 1.92%
 (c) Number of shares as to which the person has:
 	(i) Sole power to vote or to direct the vote: 700,060
(ii) Shared power to vote or to direct the vote: 0
	(iii) Sole power to dispose or to direct the disposition of: 700,060
	(iv) Shared power to dispose or to direct the disposition of: 0

SMP Asset Management, LLC
(a) Amount beneficially owned: 700,060
 (b) Percent of class: 1.92%
 (c) Number of shares as to which the person has:
 	(i) Sole power to vote or to direct the vote: 700,060
(ii) Shared power to vote or to direct the vote: 0
	(iii) Sole power to dispose or to direct the disposition of: 700,060
	(iv) Shared power to dispose or to direct the disposition of: 0

Santa Monica Partners II, L.P.
(a) Amount beneficially owned: 28,709
 (b) Percent of class: 0.08%
 (c) Number of shares as to which the person has:
 	(i) Sole power to vote or to direct the vote: 28,709
(ii) Shared power to vote or to direct the vote: 0
	(iii) Sole power to dispose or to direct the disposition of: 28,709
	(iv) Shared power to dispose or to direct the disposition of: 0

Santa Monica Partners Opportunity Fund, L.P.
(a) Amount beneficially owned: 5,800
 (b) Percent of class: 0.02%
 (c) Number of shares as to which the person has:
 	(i) Sole power to vote or to direct the vote: 5,800
(ii) Shared power to vote or to direct the vote: 0
	(iii) Sole power to dispose or to direct the disposition of: 5,800
	(iv) Shared power to dispose or to direct the disposition of: 0




FRMO CORP. SCHEDULE 13G #3
CUSIP No. 0001042017

Santa Monica Partners Asset Management, LLC
(a) Amount beneficially owned: 34,509
 (b) Percent of class: 0.1%
 (c) Number of shares as to which the person has:
 	(i) Sole power to vote or to direct the vote: 34,509
(ii) Shared power to vote or to direct the vote: 0
	(iii) Sole power to dispose or to direct the disposition of: 34,509
	(iv) Shared power to dispose or to direct the disposition of: 0


Item 5.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following |_|

Item 6.

Not applicable

Item 7.

Not applicable

Item 8.

Not applicable

Item 9.

Not applicable

Item 10.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect. FRMO CORP. SCHEDULE 13G #3
CUSIP No. 0001042017

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 12, 2010

/s/LAWRENCE J. GOLDSTEIN
--------------------------------------
Lawrence J. Goldstein
FRMO CORP. SCHEDULE 13G #3
CUSIP No. 0001042017

February 12, 2010
BARBARA J. & LAWRENCE J. GOLDSTEIN
DO GOOD FOUNDATION

/s/LAWRENCE J. GOLDSTEIN
--------------------------------------
Lawrence J. Goldstein


February 12, 2010
SANTA MONICA PARTNERS, L.P.
By: SMP ASSET MANAGEMENT LLC

By: /s/LAWRENCE J.GOLDSTEIN
----------------------------------------
Lawrence J. Goldstein, President


February 12, 2010
SMP ASSET MANAGEMENT, LLC

By: /s/LAWRENCE J. GOLDSTEIN
----------------------------------------
Lawrence J. Goldstein, President

February 12, 2010
SANTA MONICA PARTNERS II, L.P.
By: SANTA MONICA PARTNERS ASSET MANAGEMENT LLC

By: /s/LAWRENCE J.GOLDSTEIN
----------------------------------------
Lawrence J. Goldstein, President

February 12, 2010
SANTA MONICA PARTNERS OPPORTUNITY FUND, L.P.
By: SANTA MONICA PARTNERS ASSET MANAGEMENT LLC

By: /s/LAWRENCE J.GOLDSTEIN
----------------------------------------
Lawrence J. Goldstein, President

February 12, 2010
SANTA MONICA PARTNERS ASSET MANAGEMENT, LLC

By: /s/LAWRENCE J. GOLDSTEIN
----------------------------------------
Lawrence J. Goldstein, President